Exhibit 99.1

On March 30, 2004, the Company issued the following press release:


                   ARC WIRELESS REPORTS 2003 FINANCIAL RESULTS


Wheat Ridge, Colorado March 30, 2004 - ARC Wireless Solutions, Inc. (OTCBB:
ARCS) today announced operating results for the fiscal year ended December 31, 2003. Net sales were $30,600,000 as compared with net sales of $32,600,000 for 2002. The 6% decrease in revenues is attributable primarily to lower base station sales from the Company's Wireless Communications Solutions Division as well as a decrease in sales from its Starworks Wireless subsidiary.

For the period ended December 31, 2003, the Company had a net loss of $285,000 as compared with a net profit of $307,000 for the period ended December 31, 2002. The loss in 2003 is primarily attributable to the 6% decrease in sales together with a decrease in gross margins from 18.7% for the year ended December 31, 2002 to 16.3% for the year ended December 31, 2003.

"In the face of a slow start to fiscal 2003, we are pleased with the Company's improved performance during the remainder of the year," stated Randall P. Marx, the Company's Chief Executive Officer. "Historically, the first quarter is our most difficult quarter, and last year was no exception. However, our persistent efforts to reduce costs and expand our product offerings have produced a steady improvement to our bottom line. We expect this continued improvement to reflect a better performance in our first quarter of fiscal 2004," Mr. Marx added.

ARC Wireless Solutions has based its initiatives on diversification and the complementary strategies of combining distribution of wireless components with the design, manufacture and marketing of wireless infrastructure products. The keys to the Company's future growth are the continued expansion of Winncom's international Wi-Fi business and the Wireless Communications Solutions Division's introduction of new products through expanded research and development.

The Company continues to strive to enhance its existing business through investment in or the acquisition of related businesses. As an example, many of the Company's customers use various types of coaxial cable. The Company intends to take advantage of its extensive customer relationships and has introduced a broad line of coaxial cable through its Starworks Wireless subsidiary in 2004. The product line has recently been expanded to 12 different cable products. The cable, manufactured in China, has been developed to the Company's specifications, and the Company expects continued growth of its cable and related business. The Company also will continue to attempt to augment its growth through acquisition or investment in other products or licenses in order to expand its existing business.

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About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com and www.starworkswireless.com.